Exhibit 99.1

Media Relations: Robin Deliso, (617) 692.2601, news@enernoc.com

Investor Relations: Brian Norris, (617) 532.8104, ir@enernoc.com

EnerNOC Announces Pricing of $160 Million of Convertible Senior Notes

Boston, MA. – August 13, 2014 — EnerNOC, Inc. (Nasdaq: ENOC) (the “Company”), a leading provider of energy intelligence software (EIS), today announced the pricing of $160 million aggregate principal amount of convertible senior notes due in 2019 (the “notes”). The Company has also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $20 million of notes from the Company to cover over-allotments.

The notes are being sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes is expected to close on August 18, 2014, subject to customary closing conditions.

The notes will be general unsecured obligations of the Company. Interest on the notes will be payable semiannually in cash in arrears on February 15 and August 15 of each year, beginning on February 15, 2015 at a rate of 2.25% per year. The notes will mature on August 15, 2019, unless earlier repurchased or converted in accordance with their terms. The initial conversion rate will be 36.0933 shares of the Company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $27.71 per share). The initial conversion price represents a premium of approximately 40% to the $19.79 per share closing price of the Company’s common stock on the NASDAQ Global Select Market on August 12, 2014. Prior to February 15, 2019, the notes will be convertible under certain conditions and during certain periods. On or after February 15, 2019, the notes will be convertible without regard to such conditions. The holders of the notes will have the ability to require the Company to repurchase all or a portion of their notes for cash in the event of certain designated events. In such a case, the repurchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest.

The Company estimates that the net proceeds from the offering will be approximately $155.1 million, or approximately $174.6 million if the initial purchasers exercise their over-allotment option in full, after deducting discounts and estimated offering expenses. The Company expects to use approximately $30 million of the net proceeds from the offering to repurchase shares of its common stock from purchasers of the notes in privately negotiated transactions effected through Morgan Stanley & Co. LLC as the Company’s agent concurrently with the closing of the offering of the notes. The Company expects the purchase price per share of its common stock repurchased in these transactions to equal the closing price per share of the Company’s common stock on the date of the pricing of the offering.

The Company intends to use the remaining net proceeds from the offering for working capital, additional repurchases of its common stock, and other general corporate purposes, which may include the expansion of its current business through acquisitions of, or investments in, other businesses, products, product rights or technologies.

Morgan Stanley & Co. LLC is acting as sole book-running manager for the offering. Co-Managers for the offering are Pacific Crest Securities LLC, Raymond James & Associates, Inc. and Robert W. Baird & Co. Incorporated.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or any shares of the Company’s common stock issuable upon conversion of the notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The notes and the shares of common stock, if any, issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements under the Securities Act.

About EnerNOC

EnerNOC is a leading provider of cloud-based energy intelligence software (EIS) and services to thousands of enterprise customers and utilities globally. EnerNOC’s EIS solutions for enterprise customers improve energy productivity by optimizing how they buy, how much they use, and when they use energy. EIS for enterprise includes supply management, utility bill management, facility optimization, visibility and reporting, project management, demand management, and demand response. EnerNOC’s EIS solutions for utilities help maximize the value of demand-side resources, including fully outsourced and utility-managed demand response and energy efficiency programs that drive customer engagement. EnerNOC supports customer success with its world-class professional services team and a Network Operations Center (NOC) staffed 24x7x365. For more information, visit www.enernoc.com.

EnerNOC, Inc. Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the timing and expected use of proceeds from the offering, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “intends,” “expects,” “estimates,” “may,” “could,” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.